SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 15

         Certification and Notice of Termination of Registration under

            Section 12(g) of the Securities Exchange Act of 1934 or
              Suspension of Duty to File Reports Under Section 13
               and 15(d) of the Securities Exchange Act of 1934.


                                       Commission File Number  333-49015


                   BEAR STEARNS ASSET BACKED SECURITIES, INC.
       -----------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

                                245 Park Avenue
                    New York, New York 10167 (212) 272-4095
       -----------------------------------------------------------------
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                 GMACM Revolving Home Equity Loan Trust 1998-2
               Home Equity Loan-Backed Term Notes, Series 1998-2,
       -----------------------------------------------------------------

            (Title of each class of securities covered by this Form)

                                      None
       -----------------------------------------------------------------
              (Titles of all other classes of securities for which
                 a duty to file reports under Section 13(a) or
                                 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)  [ ]    Rule 12h-3(b)(1)(ii) [ ]

            Rule 12g-4(a)(1)(ii) [ ]    Rule 12h-3(b)(2)(i)  [ ]

            Rule 12g-4(a)(2)(i)  [ ]    Rule 12h-3(b)(2)(ii) [ ]

            Rule 12g-4(a)(2)(ii) [ ]    Rule 15d-6           [X]

            Rule 12h-3(b)(1)(i)  [ ]

     Approximate number of holders of record as of the certification or notice date: 1
     ----

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Bear Stearns Asset Backed Securities, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.




DATE:   January 29, 1999                 By:   /s/ Jonathan Lieberman
                                               ----------------------------
                                               Jonathan Lieberman
                                                 Vice President

                                BROWN & WOOD LLP
                             One World Trade Center
                            New York, New York 10048
                           Telephone: (212) 839-5300
                           Facsimile: (212) 839-5599


                                                             January 29, 1999

VIA ELECTRONIC FILING

Filing Desk
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re:      Bear Stearns Asset Backed Securities, Inc.
                  GMACM Revolving Home Equity Loan Trust 1998-2
                  Home Equity Loan-Backed Term Notes, Series 1998-2
                 --------------------------------------------------

Dear Sir or Madam:

     On behalf of Bear Stearns Asset Backed Securities, Inc. (the "Company"), we are filing herewith a Form 15 with respect to the GMACM Revolving Home Equity Loan Trust 1998-2 (the "Trust") formed pursuant to the Trust Agreement relating to the above-referenced Home Equity Loan-Backed Term Notes, Series 1998-2. This Form 15 is being filed pursuant to Rule 15d-6 under the Securities Exchange Act of 1934, as amended (the "Act") in order to suspend the Company's duty to file reports with respect to the Trust under Sections 13 and 15(d) of the Act.

                                     Sincerely,


                                    /s/ Christopher H. Lewis


                                    Christopher H. Lewis

Enclosure